Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-3 No. 333-199217) and related Prospectus of Pattern Energy Group Inc., and

(2)	Registration Statement (Form S-8 No. 333-191641) pertaining to Pattern Energy Group Inc.’s 2013 Equity Incentive Award Plan, as amended;
of our reports dated February 29, 2016, with respect to the consolidated financial statements and schedule of Pattern Energy Group Inc. and the effectiveness of internal control over financial reporting of Pattern Energy Group Inc. included in this Annual Report (Form 10-K) of Pattern Energy Group Inc. for the year ended December 31, 2015.
/s/ Ernst & Young LLP
San Francisco, California
February 29, 2016